As filed with the Securities and Exchange Commission on December 8, 2025

Registration Nos. 333-141299, 333-146112,
333-195790, 333-220358,
333-272143 and 333-279170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2436320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3801 South Oliver

Wichita, Kansas 67210

(Address of Principal Executive Offices) (Zip Code)

Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan
Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan
Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan
Spirit AeroSystems Employee Stock Purchase Plan
Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan
Amended and Restated Spirit AeroSystems Employee Stock Purchase Plan

(Full title of the plan)

David Myers

Vice President, General Counsel and Corporate Secretary

Spirit AeroSystems Holdings, Inc.

3801 South Oliver

Wichita, Kansas 67210

(Name and address of agent for service)

(316) 526 9000

(Telephone number, including area code, of agent for service)

With copies to:

John C. Demers

Vice President, Assistant General Counsel and Corporate Secretary

The Boeing Company

929 Long Bridge Drive, Arlington, VA 22202

(703) 465-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Company”):

•	Registration Statement on Form S-8 (File No. 333-141299), filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2007, registering 4,834,984 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Common Stock”), to be offered under the Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan;

•	Registration Statement on Form S-8 (File No. 333-146112), filed with the SEC on September 17, 2007, registering 860,244 shares of Common Stock and 860,244 shares of the Company’s Class B Common Stock, par value $0.01 per share, to be offered under the Spirit AeroSystems Holdings, Inc. Supplemental Executive Retirement Plan;

•	Registration Statement on Form S-8 (File No. 333-195790), filed with the SEC on May 8, 2014, registering 8,500,000 shares of Common Stock to be offered under the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan;

•	Registration Statement on Form S-8 (File No. 333-220358), filed with the SEC on September 6, 2017, registering 1,000,000 shares of Common Stock to be offered under the Spirit AeroSystems Employee Stock Purchase Plan;

•	Registration Statement on Form S-8 (File No. 333-272143), filed with the SEC on May 23, 2023, registering 5,000,000 shares of Common Stock to be offered under the Spirit AeroSystems Holdings, Inc. Amended and Restated 2014 Omnibus Incentive Plan; and

•	Registration Statement on Form S-8 (File No. 333-279170), filed with the SEC on May 7, 2024, registering 3,500,000 shares of Common Stock to be offered under the Amended and Restated Spirit AeroSystems Employee Stock Purchase Plan.

On December 8, 2025, pursuant to the Agreement and Plan of Merger, dated June 30, 2024, among the Company, The Boeing Company, a Delaware corporation (“Parent”), and Sphere Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, the Company has terminated the offering of the Company’s securities pursuant to each of the Registration Statements.

In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under each of the Registration Statements and remain unsold at the termination of the offering thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 8, 2025.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Sean Black
Sean Black
Senior Vice President